                                                                  (NAVARRE LOGO)


FOR ADDITIONAL INFORMATION:
Jim Gilbertson, Vice President and Chief Financial Officer
763-535-8333
jgilbert@navarre.com

Cary Deacon, COO Licensing and Publishing            Joyce Fleck, VP Marketing
763-535-8333                                         763-535-8333
cdeacon@navarre.com                                  jfleck@navarre.com



      NAVARRE CORPORATION RAISES GUIDANCE FOR NET SALES AND NET INCOME FOR
                                  FISCAL 2004


MINNEAPOLIS, MN - February 23, 2004 - Navarre Corporation (Nasdaq: NAVR), a distributor and publisher of a broad range of home entertainment and multimedia software products, today raised guidance for net sales and net income for the 2004 fiscal year.

The Company is now forecasting that its fiscal year 2004 net sales will increase 23 to 25%, and its net income is expected to increase 70 to 80% over the prior fiscal year. The Company had previously announced guidance that projected an increase in net sales of 7 to 10%, and an increase in net income of 14 to 25% over the prior fiscal year.

Eric Paulson, President and CEO, Navarre Corporation, stated, "Our Distribution business has demonstrated superior organic growth across all of the categories it distributes; PC and console software, DVD Video and music. The Publishing Group is experiencing excellent sales and continues to add to Navarre's overall margin and profit. We believe that it is important to update our guidance to more clearly represent these trends and their impact on our results for this fiscal year."

ABOUT NAVARRE

Navarre Corporation (NASDAQ: NAVR) provides distribution and related services to leading developers and retailers of home entertainment content. The company operates under two business divisions; Distribution Services which includes PC software, video games, CD audio and DVD video; Publishing which includes Encore, Navarre's majority owned subsidiary, a leading interactive publisher in the videogame and PC CD-ROM markets, and BCI Eclipse, a wholly-owned subsidiary of Navarre Corporation, which provides niche DVD video and audio products. Navarre's client-specific delivery systems allow its product lines to be seamlessly distributed to over 18,000 retail locations throughout North America. The Company provides such value-added services as inventory management, Web-based ordering, fulfillment and marketing and EDI customer and vendor interface. Since its founding in 1983, Navarre has built a base of distribution partnerships with a broad base of leading retailers across the mass merchant, music, computer and office specialty, wholesale club and military PX channels, as well as software content developers from all categories of the industry and independent record labels encompassing all musical genres. For more information, please visit the Company's Web site at www.navarre.com.


                                                                            MORE

SAFE HARBOR

"The statements in this press release that are not strictly historical are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbors created by these sections. The forward-looking statements are subject to risks and uncertainties and the actual results that the Company achieves may differ materially from these forward-looking statements due to such risks and uncertainties, including, but not limited to, the Company's dependence upon a limited number of large customers that account for a significant part of its business, developments in the retail and consumer markets for prerecorded music products and computer software products, the Company's ability to successfully increase its sales of video and DVD products, retail consumer buying patterns, the ability of the Company and the music industry generally to maintain or increase sales in light of the wide-spread internet-based music swapping and file sharing by consumers, new and different competition in the Company's traditional and new markets, seasonality in its business and the fact that a large portion of the Company's revenues have traditionally been related to the holiday selling season, the Company's ability to successfully act as distributor to on-line retailers, the Company's ability to manage its inventory, the Company's dependence upon recording labels and artists, the Company's dependence upon obtaining and maintaining license agreements with software publishers, the Company's ability to react to changes in the distribution of software and prerecorded music, the Company's dependence upon a key employee, namely, Eric H. Paulson, Chairman of the Board, President and Chief Executive Officer who has been with the Company since its inception in 1983, the ability of the Company's majority-owned subsidiary Encore Software, Inc, a videogame and CD-ROM publisher, to successfully develop and distribute new and existing products, the ability of the Company to integrate the business of BCI Eclipse, and the ability of BCI Eclipse to develop and distribute DVD/Video products. A detailed statement of risks and uncertainties is contained in the Company's reports to the Securities and Exchange Commission, including in particular the Company's Form 10-K for the year ended March 31, 2003. Investors and shareholders are urged to read this document carefully. The Company can offer no assurances that any projections, assumptions or forecasts made or discussed in this release" NAVARRE CORPORATION RAISES GUIDANCE FOR NET SALES AND NET INCOME FOR FISCAL 2004", dated February 23, 2004, will be met, and investors should understand the risks of investing solely due to such projections. The Company undertakes no obligation to revise any forward- looking statements in order to reflect events or circumstances that may arise after the date of this press release.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov or at one of the SEC's other public reference rooms in New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC's public reference rooms. Free copies of these documents may be obtained by contacting Kathy Conlin at 763-535-8333.


                                       ###


                                       5